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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-19339


                             EDMARK CORPORATION(1)
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            6727 - 185th AVENUE NE, REDMOND, WA 98052 (206) 556-8400
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      COMMON STOCK, NO PAR VALUE PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
 ---------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]   Rule 12h-3(b)(1)(ii) [X]   Rule 12g-4(a)(1)(ii) [ ]
Rule 12h-3(b)(2)(i)  [ ]   Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]   Rule 15d-6           [ ]   Rule 12g-3(b)(1)(i)  [ ]

               Approximate number of holders of record as of the
                         certification or notice date:   0
                                                       -----

Pursuant to the requirements of the Securities Exchange act of 1934, Edmark Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 23, 1996          By: /s/ Paul N. Bialek
                                     ------------------------------
                                 Name:  Paul N. Bialek
                                 Title: Vice President -- Finance &
                                        Administration, Chief Financial Officer,
                                        Treasurer and Secretary

(1) Edmark Corporation was merged out of existence on December 17, 1996 pursuant to an Agreement and Plan of Merger dated as of November 12, 1996, as amended, among International Business Machines Corporation and its wholly owned subsidiary, Indigo Acquisition Corp., and Edmark Corporation.